Contact: Christine Taylor
(212)-572-5988

M & F WORLDWIDE CORPORATION
REPORTS INCOME FOR 2005 FIRST QUARTER

New York, NY – May 6, 2005 – M & F Worldwide Corp. (NYSE: MFW - News), today reported results for the first quarter ended March 31, 2005.

Revenues for the first quarter of 2005 were $24.1 million as compared to $25.7 million in the prior year quarter. The Company's revenues were lower in the 2005 period primarily due to decreased domestic sales to the international tobacco industry and lower non-licorice domestic revenues. These decreases were due to lower shipment volume caused by a temporary disruption of orders due to a major customer shifting orders among overseas manufacturing locations. Foreign sales decreased in the 2005 period compared to the 2004 period due to lower shipment volume caused by a change in order timing from a major customer. The decrease in foreign revenue was partially offset by a favorable exchange translation effect on its Euro sales. Net income was $6.3 million for the 2005 quarter compared to $5.3 million for the 2004 quarter. The increase in net income in the 2005 period despite the decrease in revenues was due mainly to income related to the favorable resolution of a claim against a former shareholder of the Company and lower interest expense. Basic earnings per common share were $0.33 in the 2005 quarter and $0.29 per common share in the 2004 quarter. Diluted earnings per common share were $0.31 in the 2005 quarter and $0.27 per common share in the 2004 quarter.

This press release contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from those discussed in such forward-looking statements. The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under "Forward-Looking Statements" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: (a) economic, climatic or political conditions in countries in which the Company sources licorice root; (b) economic, climatic or political conditions that have an impact on the worldwide tobacco industry or on the consumption of tobacco products in which licorice products are used; (c) additional governmental regulation of tobacco products, tobacco industry litigation or enactment of new or increased taxes on cigarettes or other tobacco products, to the extent any of the foregoing curtail growth in or actually reduce consumption of tobacco products in which licorice products are used; (d) the failure of third parties to make full and timely payment to the Company for environmental, asbestos, tax and other matters for which the Company is entitled to indemnification; (e) any inability to obtain indemnification for any significant group of asbestos-related claims pending against the Company; (f) lower than expected cash flow from operations; (g) significant increases in interest rates; and (h) unfavorable foreign currency fluctuations. The Company assumes no responsibility to update the forward-looking statements contained in this release.

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M & F Worldwide Corp. and Subsidiaries

Consolidated Statements of Income
(in millions, except per share data)

	Three Months Ended March 31,
	2005	2004
Net revenues	$24.1	$25.7
Cost of revenues	11.5	12.4
Gross profit	12.6	13.3
Selling, general and administrative expenses	4.0	4.2
Operating income	8.6	9.1
Interest income	0.6	0.2
Interest expense	—	(0.5)
Other income (expense), net	0.9	(0.3)
Income before income taxes	10.1	8.5
Provision for income taxes	(3.8)	(3.2)
Net income	$6.3	$5.3
Earnings per common share:
Basic	$0.33	$0.29
Diluted	$0.31	$0.27